Exhibit 99.1

Enservco Corporation

ENSERVCO Reiterates Recent Comments Regarding Form S-3 Filing

DENVER, CO – May 2, 2014 – ENSERVCO Corporation (NYSE MKT: ENSV), a provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reiterated prior comments regarding the Form S-3 registration statement that was filed by the Company on April 16, 2014, and declared effective April 30, 2014 by the Securities and Exchange Commission (SEC).

A key purpose of this Form S-3 is to continue the registration of shares that were previously covered under a Form S-1, which was scheduled to expire last month. Shares covered under the Form S-1 had been eligible for sale for nearly a year. The Company is obligated to maintain an effective registration statement covering these shares as stipulated in the terms of a November 2012 private placement. These shares are now covered under the Form S-3. No additional or previously unregistered shares have been registered under this Form S-3.

As previously stated, the Form S-3 also constitutes a shelf registration statement that gives ENSERVCO the flexibility to offer and sell from time to time, up to $50 million of the Company’s common stock. However, the Company has no immediate plans to sell securities under the shelf registration statement, and at this time, there is no intention to issue any prospectus supplements or offer the Shelf Shares. Moreover, the total amount ENSERVCO may sell within any 12-month period cannot exceed one-third of the aggregate market value of the common equity owned by ENSERVCO’s non-affiliated stockholders.

A copy of the registration statement can be obtained by contacting ENSERVCO Corporation, 501 S. Cherry Street, Suite 320, Denver, CO 80246, (303) 333-3678. An electronic version of the registration statement is available at the following link:

http://irdirect.net/filings/viewer/index/319458/000100009614000039/

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, frac-water heating and fluid management services. The Company owns and operates a fleet of more than 230 specialized trucks, trailers, frac tanks and related well-site equipment. ENSERVCO serves customers in seven major domestic oil and gas fields, and operates in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in a Form 10-K filed on March 20, 2014. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Pfeiffer High Investor Relations, Inc.

Geoff High

Phone 303-393-7044

Email: geoff@pfeifferhigh.com

Web: www.pfeifferhigh.com